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                                                                    Exhibit 23.1


Consent of Independent Public Accountants

The Board of Directors
SAFLINK Corporation


We consent to incorporation by reference in the registration statements (Nos. 333-54084, 333-75789, 333-58575, 333-23467, 333-01510, and 33-62430) on Form S-3
and (Nos. 333-74253 and 33-68832) on Form S-8 of SAFLINK Corporation of our report dated April 13, 2001, except as to notes 12, 13 and 14 which are as of June 18, 2001, relating to the consolidated balance sheet of SAFLINK Corporation and subsidiary as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the year then ended, which report appears in Amendment No. 3 of the December 31, 2000 annual report on Form 10-K/A of SAFLINK Corporation.

In our report dated April 13, 2001 we did not express an opinion on the 2000 consolidated financial statements due to material uncertainties relating to the Company's ability to continue as a going concern. As disclosed in the consolidated financial statements in note 13, the Company has received financing proceeds subsequent to December 31, 2000. Accordingly, our present opinion on the consolidated financial statements as presented herein, is different from our previous report.

Our report dated April 13, 2001, except as to notes 12, 13 and 14 which are as of June 18, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


July 2, 2001


/s/ KPMG LLP
Seattle, Washington

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